PRESS RELEASE                              Source: Houston American Energy Corp.

  HOUSTON AMERICAN ENERGY CORP. APPROVED FOR LISTING ON AMERICAN STOCK EXCHANGE

Houston, Texas, July 20, 2006, Houston American Energy Corp. is pleased to announce that the American Stock Exchange has approved the listing of the company's common stock on the Exchange. This approval is contingent upon Houston American being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

Houston American Energy Corp. is expected to begin trading on the American Exchange under the symbol HGO on Wednesday, July 26, 2006.

"We are very pleased with the American Exchange approving us for listing and expect that this will improve the market for the Company's shares and increase our visibility within the investment community" said John F. Terwilliger, Chairman, Houston American Energy Corp.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas and Colombia. Additional information can be accessed by reviewing the December 31, 2005 Form 10-KSB, and its other periodic reports filed with the Securities and Exchange Commission. The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Houston American Energy Corp., are subject to a number of risks, including production variances from expectations, volatility of product prices, the capital expenditures required to fund its operations, environmental risks, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at http://www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.